Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2019 SECOND QUARTER FINANCIAL RESULTS

➢	Board of Directors Declares $0.06 Per Share Cash Dividend
➢	Tom McCormick appointed to Board of Directors

Financial Highlights

•	2019 Q2 revenue of $789.9 million, compared to $648.8 million in 2018 Q2, a 21.7% increase
o	2019 Q2 MSA revenue of $348.3 million, a 46% increase over 2018 Q2 MSA revenue
•	2019 Q2 net income attributable to Primoris of $17.8 million, or $0.35 per fully diluted share
o	compared to $11.7 million, or $0.23 per fully diluted share, in 2018 Q2, a 52% increase
•	2019 Q2 SG&A 6.2% of revenue, compared to 2018 Q2 6.7% of revenue
•	Record Total Backlog of $3.2 billion at June 30, 2019, a 15.9% increase over December 31, 2018

Dallas, TX – August 6, 2019–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2019.

The Company also announced that on August 2, 2019 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on September 30, 2019, payable on or about October 15, 2019.

The Board also voted to appoint Primoris’ President Tom McCormick to the Board of Directors, increasing the size of the Board from eight to nine members.  Mr. McCormick’s appointed term will expire at the 2020 Annual Meeting, at which time he will be up for re-election.  Mr. McCormick joined Primoris in 2016 as Chief Operating Officer and was promoted to President in April 2019.

David King, Executive Chairman and Chief Executive Officer of Primoris, commented, “We are extremely proud of Primoris’ second quarter results, with both revenue and net income exceeding expectations and setting a new record backlog that surpassed $3 billion for the first time in Primoris’ history.  Continued implementation of our strategic plan has helped us achieve 22% year over year growth in revenue and 46% year over year growth in MSA derived revenue while de-risking our diverse portfolio of services.  Strong project execution and a continued focus on controlling SG&A expense contributed to our robust second quarter.  While the wet weather presented some headwinds for our pipeline and utility businesses, we benefited from the diversity of our business model and the overall strength of our end markets.  We are proud of our employees’ dedication and our management’s demonstration of their ability to generate consistent and predictable results.”

Mr. King continued, “We believe the stability and consistency of our earnings history lies in our focus on relationships and in performing good quality, on-time, safe work for our clients.  The demand for our services combined with our growing project opportunity funnel continues to allow us to achieve new records in backlog growth.  As we look to the future, we are very comfortable with the risk profile of Primoris’ revenue compared to many of our peers.  The majority of our contracts are either cost reimbursable or unit price, and our average project value is less than $10 million.  Almost half of Primoris’ revenue is generated from long-term MSA relationships with blue chip gas and electric utility customers, and less than 25% of our contract revenue is derived from fixed price contracts.  With the exception of a few Canadian projects, all of our work is performed in the United States, we do not have a material exposure to tariffs, and we have a long history of good relations with our craft labor.  We believe our strategy of disciplined growth combined with our conservative culture will continue to benefit Primoris, our employees, and our shareholders.”

2019 SECOND QUARTER RESULTS OVERVIEW

Revenue was $789.9 million for the three months ended June 30, 2019, an increase of $141.1 million, or 21.8%, compared to the same period in 2018. The increase was primarily due to incremental revenue from the Willbros acquisition and organic growth in the Pipeline segment. Gross profit was $80.5 million for the three months ended June 30, 2019, an increase of $9.1 million, or 12.8%, compared to the same period in 2018.  The increase was primarily due to revenue growth. Gross profit for the three months ended June 30, 2019 from the Willbros acquisition totaled $7.7 million. Gross profit as a percentage of revenue decreased to 10.2% in the three months ended June 30, 2019 from 11.0% in the same period in 2018 due primarily to unfavorable weather conditions in the Transmission, Utilities, and Pipeline segments.

Segment Revenues

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$172,170	21.8%	$167,001	25.7%
Pipeline	137,243	17.4%	90,605	14.0%
Utilities	222,312	28.1%	228,852	35.3%
Transmission	135,354	17.1%	42,454	6.5%
Civil	122,850	15.6%	119,875	18.5%
Total	$789,929	100.0%	$648,787	100.0%

	For the six months ended June 30,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$317,553	21.9%	$333,556	28.9%
Pipeline	272,057	18.7%	148,188	12.9%
Utilities	368,518	25.4%	395,562	34.3%
Transmission	253,797	17.5%	42,454	3.7%
Civil	239,562	16.5%	233,146	20.2%
Total	$1,451,487	100.0%	$1,152,906	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$23,167	13.5%	$20,526	12.3%
Pipeline	11,531	8.4%	10,678	11.8%
Utilities	30,866	13.9%	34,564	15.1%
Transmission	10,200	7.5%	5,721	13.5%
Civil	4,767	3.9%	(70)	(0.1%)
Total	$80,531	10.2%	$71,419	11.0%

	For the six months ended June 30,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$43,365	13.7%	$44,597	13.4%
Pipeline	26,547	9.8%	18,569	12.5%
Utilities	39,107	10.6%	43,615	11.0%
Transmission	16,828	6.6%	5,721	13.5%
Civil	7,144	3.0%	3,477	1.5%
Total	$132,991	9.2%	$115,979	10.1%

Power, Industrial, & Engineering Segment (“Power”):  Revenue increased by $5.2 million, or 3.1%, for the three months ended June 30, 2019, compared to the same period in 2018. The increase is primarily due to a West Texas solar facility project that began in 2019 and revenue from the acquisition of Willbros in June of 2018. The overall increase was partially offset by the substantial completions of our Carlsbad joint venture project and a West Texas solar facility project in 2018 and lower revenue from a LNG plant project in the Northeast in 2019. Gross profit for the three months ended June 30, 2019, increased by $2.6 million, or 12.9% compared to the same period in 2018.  The increase is primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 13.5% during the three months ended June 30, 2019, compared to 12.3% in the same period in 2018 primarily due to favorable margins realized by our solar project in 2019 as compared to 2018.

Pipeline & Underground Segment (“Pipeline”):  Revenue increased by $46.6 million, or 51.5%, for the three months ended June 30, 2019, compared to the same period in 2018. The increase is primarily due to increased pipeline maintenance, facility construction, and specialty services activity and progress on a major pipeline project in West Texas that began in June 2018.  Gross profit for the three months ended June 30, 2019 increased by $0.9 million, or 8.0%, compared to the same period in 2018 due to revenue growth, partially offset by lower margins. Gross profit as a percentage of revenue decreased to 8.4% during the three months ended June 30, 2019, compared to 11.8% in the same period in 2018 primarily due to unfavorable weather conditions on a West Texas pipeline project and the impact of a client delay on a project in Southern California.

Utilities & Distribution Segment (“Utilities”):   Revenue decreased by $6.5 million, or 2.9%, for the three months ended June 30, 2019, compared to the same period in 2018 primarily due to decreased activity with a major utility customer in California and unfavorable weather conditions experienced in the Midwest. Gross profit for the three months ended June 30, 2019 decreased by $3.7 million, or 10.7%, compared to the same period in 2018. The decrease is primarily due to lower revenue and margins from unfavorable weather conditions experienced in the Midwest. Gross profit as a percent of revenue decreased to 13.9% during the three months ended June 30, 2019, compared to 15.1%, in the same period in 2018 primarily due to a shift in the mix of work performed and unfavorable weather conditions experienced in the Midwest.

Transmission & Distribution Segment (“Transmission”): The Transmission segment was created in connection with the acquisition of Willbros in the second quarter of 2018. Revenue and gross profit for the three months ended June 30, 2018, represent results from June 1, 2018, the acquisition date, to June 30, 2018. Revenue increased by $92.9 million for the three months ended

June 30, 2019, compared to the same period in 2018 primarily due to incremental revenue from the acquisition of Willbros in June of 2018.  Gross profit for the three months ended June 30, 2019, increased by $4.5 million, due primarily to higher revenue, partially offset by lower margins. Gross profit as a percentage of revenue decreased to 7.5% during the three months ended June 30, 2019, compared to 13.5% in the same period in 2018 primarily due to a shift in the mix of work performed, unfavorable weather conditions experienced in 2019, and upfront costs to expand our operations.

Civil Segment (“Civil”):   Revenue increased by $3.0 million, or 2.5%, for the three months ended June 30, 2019, compared to the same period in 2018. The increase is primarily due to a project with a major refining customer that began in 2019 and progress on a port project and an ethylene plant project that began in 2018, partially offset by lower Texas Department of Transportation volumes. Gross profit increased by $4.8 million for the three months ended June 30, 2019, compared to the same period in 2018 primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 3.9% during the three months ended June 30, 2019, compared to (0.1%) in the same period in 2018 due primarily to higher costs on an airport project in the second quarter of 2018.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $48.7 million during the three months ended June 30, 2019, an increase of $5.2 million, or 12.0%, compared to 2018 primarily due to $3.7 million of incremental expense from the Willbros acquisition and a $1.7 million increase in compensation related expenses, including discretionary incentive compensation. SG&A expense as a percentage of revenue decreased to 6.2% compared to 6.7% for the corresponding period in 2018 due to increased revenue.

Interest expense for the three months ended June 30, 2019 increased compared to the same period in 2018 due to higher average debt balances and weighted average interest rates in 2019. In addition, we had a $2.7 million unrealized loss on the change in the fair value of our interest rate swap agreement during the three months ended June 30, 2019.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.0% for the three months ended June 30, 2019.  The rate differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses.

OUTLOOK

The Company reaffirms its estimate that for the fiscal year ending December 31, 2019, net income attributable to Primoris is expected to be between $1.60 and $1.80 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at June 30, 2019 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$380	$119	$499	78%
Pipeline	784	82	866	32%
Utilities	49	734	783	100%
Transmission	28	445	473	100%
Civil	574	2	576	71%
Total	$1,815	$1,382	$3,197	73%

At June 30, 2019, Fixed Backlog was $1.82 billion, compared to $1.48 billion at December 31, 2018.

At June 30, 2019, MSA Backlog was $1.38 billion, compared to $1.28 billion at December 31, 2018.  During the second quarter of 2019, approximately $348 million of revenue was recognized from MSA projects, a 46% increase over second quarter 2018 MSA revenue.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at June 30, 2019 was $3.20 billion, compared to $2.76 billion at December 31, 2018.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenues.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, Executive Chairman and Chief Executive Officer; Tom McCormick, President; and Ken Dodgen, Executive Vice President and Chief Financial Officer, will host a conference call, Tuesday, August 6, 2019 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13693173, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the larger publicly traded specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, specialty services, fabrication, maintenance, replacement, and engineering services to major public utilities, petrochemical companies, refiners, energy companies, municipalities, state departments of transportation, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kenneth M. Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President of Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$789,929	$648,787	$1,451,487	$1,152,906
Cost of revenue	709,398	577,368	1,318,496	1,036,927
Gross profit	80,531	71,419	132,991	115,979
Selling, general and administrative expenses	48,719	43,489	91,650	80,445
Merger and related costs	—	7,668	—	9,363
Operating income	31,812	20,262	41,341	26,171
Other income (expense):
Foreign exchange (loss) gain	(403)	1,256	(588)	1,513
Other income (expense), net	177	(771)	(193)	(783)
Interest income	219	340	568	612
Interest expense	(6,716)	(3,191)	(12,308)	(5,189)
Income before provision for income taxes	25,089	17,896	28,820	22,324
Provision for income taxes	(7,265)	(3,705)	(8,060)	(3,917)
Net income	17,824	14,191	20,760	18,407

Less net income attributable to noncontrolling interests	(37)	(2,476)	(1,026)	(6,004)

Net income attributable to Primoris	$17,787	$11,715	$19,734	$12,403

Dividends per common share	$0.060	$0.060	$0.120	$0.120

Earnings per share:
Basic	$0.35	$0.23	$0.39	$0.24
Diluted	$0.35	$0.23	$0.39	$0.24
Weighted average common shares outstanding:
Basic	50,912	51,531	50,841	51,505
Diluted	51,228	51,793	51,208	51,770

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$54,114	$151,063
Accounts receivable, net	472,946	372,695
Contract assets	415,142	364,245
Prepaid expenses and other current assets	30,142	36,444
Total current assets	972,344	924,447
Property and equipment, net	377,147	375,884
Operating lease assets	179,000	—
Deferred tax assets	903	1,457
Intangible assets, net	75,516	81,198
Goodwill	215,103	206,159
Other long-term assets	5,198	5,002
Total assets	$1,825,211	$1,594,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218,263	$249,217
Contract liabilities	197,785	189,539
Accrued liabilities	203,235	117,527
Dividends payable	3,058	3,043
Current portion of long-term debt	64,651	62,488
Total current liabilities	686,992	621,814
Long-term debt, net of current portion	347,397	305,669
Noncurrent operating lease liabilities, net of current portion	124,894	—
Deferred tax liabilities	3,610	8,166
Other long-term liabilities	41,453	51,515
Total liabilities	1,204,346	987,164
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	146,064	144,048
Retained earnings	474,684	461,075
Accumulated other comprehensive loss	(172)	(908)
Noncontrolling interest	284	2,763
Total stockholders’ equity	620,865	606,983
Total liabilities and stockholders’ equity	$1,825,211	$1,594,147

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income	$20,760	$18,407
Adjustments to reconcile net income to net cash used in operating activities (net of effect of acquisitions):
Depreciation	37,710	30,014
Amortization of intangible assets	5,682	5,161
Stock-based compensation expense	858	430
Gain on sale of property and equipment	(4,713)	(1,580)
Other non-cash items	160	68
Changes in assets and liabilities:
Accounts receivable	(97,964)	18,331
Contract assets	(51,048)	(64,074)
Other current assets	5,309	(6,036)
Other long-term assets	(137)	(499)
Accounts payable	(31,405)	2,115
Contract liabilities	4,205	(18,220)
Operating lease assets and liabilities, net	(918)	—
Accrued liabilities	13,481	13,647
Other long-term liabilities	1,496	1,520
Net cash used in operating activities	(96,524)	(716)
Cash flows from investing activities:
Purchase of property and equipment	(56,907)	(46,107)
Issuance of a note receivable	—	(15,000)
Proceeds from a note receivable	—	15,000
Proceeds from sale of property and equipment	21,196	5,811
Cash paid for acquisitions, net of cash and restricted cash acquired	—	(111,030)
Net cash used in investing activities	(35,711)	(151,326)
Cash flows from financing activities:
Borrowings under revolving line of credit	140,000	170,000
Payments on revolving line of credit	(85,000)	—
Proceeds from issuance of long-term debt	23,105	19,467
Repayment of long-term debt	(34,320)	(28,001)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,804	1,498
Payment of taxes on conversion of Restricted Stock Units	(1,519)	—
Cash distribution to noncontrolling interest holders	(3,505)	—
Dividends paid	(6,094)	(6,179)
Other	(39)	(47)
Net cash provided by financing activities	34,432	156,738
Effect of exchange rate changes on cash and cash equivalents	854	(185)
Net change in cash and cash equivalents	(96,949)	4,511
Cash and cash equivalents at beginning of the period	151,063	170,385
Cash and cash equivalents at end of the period	$54,114	$174,896